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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                  FORM 8-A/A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934

                              BJ SERVICES COMPANY
            (Exact name of registrant as specified in its charter)

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               Delaware                                  63-0084140
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


     5500 Northwest Central Drive
           Houston, Texas                                  77092
(Address of principal executive offices)                 (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                       Name of each exchange on which
      to be so registered                       each class is to be registered
      -------------------                       ------------------------------

Preferred Share Purchase Rights                     New York Stock Exchange


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

Securities Act registration statement file number to which this form relates:
________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

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       ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    Item 1 is hereby deleted and replaced in its entirety by the following:

                DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

     On January 5, 1994 the Board of Directors of BJ Services Company (the "Company") declared a dividend of one preferred share purchase right (an "Original Right") for each outstanding share of common stock, par value $0.10 per share, of the Company (the "Common Stock"). The dividend was paid to the stockholders of record as of the close of business on January 17, 1994. On September 26, 1996 the Board of Directors amended the Original Rights in their entirety to represent a right (a "Right") to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, $1.00 par value ("Preferred Stock"), of the Company at a price of $150 (as the same may be adjusted, the "Purchase Price"). On December 11, 1997, the Board of Directors authorized and declared a two-for-one stock split in the form of a stock dividend, which was paid to stockholders of record at the close of business on January 30, 1998 (the "1998 Stock Split"). On March 22, 2001, the Board of Directors authorized and declared a two-for-one stock split in the form of a stock dividend, which was paid to stockholders of record at the close of business on May 17, 2001 (the "2001 Stock Split"). Prior to the 1998 Stock Split and the 2001 Stock Split, one Right was associated with each outstanding share of Common Stock. As a result of the 1998 Stock Split and prior to the 2001 Stock Split, one half of one Right was associated with each outstanding share of Common Stock. Currently, as a result of the 2001 Stock Split, one-quarter of one Right is associated with each outstanding share of Common Stock. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement, dated as of September 26, 1996, as amended by First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated as of March 31, 1997, between the Company and The Bank of New York, as Rights Agent (as the same may be amended further from time to time, the "Rights Agreement").

     The following description of the Rights and the Preferred Stock gives effect to adjustments pursuant to the 1998 Stock Split and the 2001 Stock Split.

     The Rights are not evidenced by separate certificates, but are attached to and transferred with certificates evidencing outstanding shares of Common Stock. Subject to certain exceptions outlined in the Rights Agreement, the Rights will separate from the Common Stock and be evidenced by Rights Certificates upon the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").

     The Rights are not exercisable until the Distribution Date. The Rights will expire on January 17, 2004 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

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     The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights, options or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The Rights are also subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment of the greater of: (i) $10 per share or (ii) 4000 times the aggregate dividend declared per share of Common Stock. When arrearages exist in the payment of dividends on the Preferred Stock, certain restrictions apply to the payment of dividends on, or the redemption or repurchase of, shares of stock ranking junior to or (with certain exceptions) ranking on a parity with the Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a preferential liquidation payment of the greater of: (i) $100 per share (plus any accrued but unpaid dividends) or (ii) 4000 times the aggregate payment made per share of Common Stock. Each share of Preferred Stock will have 4000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 4000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the fractional interest in a share of Preferred Stock purchasable upon exercise of each one-quarter of a Right should approximate the value of one share of Common Stock .

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive, upon exercise of a Right and payment of the Purchase Price, that number of shares of Common Stock having a market value of two times the Purchase Price.

     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

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     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of four shares of Common Stock, or a fractional share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to further adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the redemption price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because the Rights are redeemable under certain circumstances.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     As of September 30, 2001, there were 160,484,120 shares of Common Stock and 40,121,030 associated Rights issued and outstanding. No shares of Preferred Stock were issued or outstanding as of September 30, 2001.

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ITEM 2.  EXHIBITS.

     The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

 Exhibit
 Number                          Description of Exhibit
 ------                          ----------------------

  3.1    Certificate of Incorporation, as amended as of April 13, 1995 (filed as
         Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

  3.2 Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

  3.3 Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and incorporated herein by reference).

  3.4 Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

  3.5 Amended and Restated Bylaws of the Company, as of September 27, 2001 (filed herewith).

  4.1 Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

  4.2 Amended and Restated Rights Agreement dated September 26, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K dated October 21, 1996 and incorporated herein by reference).

  4.3 First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated herein by reference).

  4.4 Indenture among BJ Services Company, BJ Services Company, U.S.A., BJ Services Company Middle East, BJ Service International, Inc. and Bank of Montreal Trust Company, Trustee, dated as of February 1, 1996, which includes the form of 7% Notes due 2006 (the "7% Notes") and Exhibits thereto (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-02287) and incorporated herein by reference).

  4.5    Supplemental Indenture with respect to the 7% Notes (filed herewith).

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              BJ SERVICES COMPANY


                              By:    /s/ Margaret Shannon
                                    -------------------------------------
                                    Margaret Shannon
                                    Vice President - General Counsel

Dated: November 14, 2001

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                               INDEX OF EXHIBITS

 Exhibit
 Number                             Description of Exhibit
 ------                             ----------------------

  3.1    Certificate of Incorporation, as amended as of April 13, 1995 (filed as
         Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

  3.2 Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

  3.3 Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and incorporated herein by reference).

  3.4 Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

  3.5 Amended and Restated Bylaws of the Company, as of September 27, 2001 (filed herewith).

  4.1 Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

  4.2 Amended and Restated Rights Agreement dated September 26, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K dated October 21, 1996 and incorporated herein by reference).

  4.3 First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated herein by reference).

  4.4 Indenture among BJ Services Company, BJ Services Company, U.S.A., BJ Services Company Middle East, BJ Service International, Inc. and Bank of Montreal Trust Company, Trustee, dated as of February 1, 1996, which includes the form of 7% Notes due 2006 (the "7% Notes") and Exhibits thereto (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-02287) and incorporated herein by reference).

  4.5    Supplemental Indenture with respect to the 7% Notes (filed herewith).